Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-249408), Registration Statement on Form F-3 (No. 333-258351) and Registration Statement on Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (No. 333-240260) of Immatics N.V. of our report dated March 30, 2021, except for the effects of the restatement discussed in Note 2.3 to the consolidated financial statements, as to which the date is October 28, 2021, relating to the financial statements, which appears in this Form 20-F/A.

Stuttgart, Germany

October 28, 2021

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Dietmar Eglauer Wirtschaftsprüfer (German Public Auditor)	/s/ ppa. Jens Rosenberger Wirtschaftsprüfer (German Public Auditor)